UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 1, 2014
DexCom, Inc.
(Exact Name of the Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)
(858) 200-0200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_____________________________________________________________________________________________________________________

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On October 1, 2014, DexCom, Inc. (“DexCom”) entered into a Second Amendment to Office Lease (the “Agreement”) with Kilroy Realty, L.P. (the “Landlord”) with respect to facilities in the buildings at 6340 Sequence Drive, 6310 Sequence Drive, and 6290 Sequence Drive, each in San Diego, California (the “Buildings”).
Under the Agreement, DexCom will continue to lease approximately 129,000 square feet in its current locations at 6340 Sequence Drive and 6310 Sequence Drive, and will lease an additional 45,000 square feet at 6290 Sequence Drive, for a total of approximately 174,000 square feet of space. DexCom also retains the right and obligation to lease an additional 45,000 square feet in the Buildings (the “Additional Space”). The lease term extends through March 2022. Rent payable by DexCom under the Agreement will be as follows (in millions):

Fiscal Year Ending	Amount (1)
Remainder of 2014	$0.7
2015	2.9
2016	3.5
2017	4.0
2018	5.0
2019	5.2
2020	5.3
2021	5.5
2022	0.9
Total	$33.0

(1)	Assumes rent payment for the Additional Space commencing on March 1, 2017.
In addition, under the Agreement, DexCom is obligated to pay a share of the real estate taxes and operating costs for the Buildings. The total obligation for rent under the life of the lease for the Buildings is $33.0 million, excluding real estate taxes and operating costs.
Provided DexCom is not in default under the Agreement and the Agreement is still in effect, DexCom generally has the right to terminate the lease starting at the 55th month of the Agreement, as well as to extend the lease for two additional five-year periods by giving notice to the Landlord prior to the end of the initial term of the lease and any extension period, if applicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ John Lister John Lister Senior Vice President, General Counsel

Date: October 6, 2014